Exhibit 10.79

March 7, 2013

Raymond A. Picard

VIA HAND DELIVERY

Dear Ray:

On behalf of Move, Inc. (the “Company”), it is with great pleasure that I extend to you our offer of employment.  The specifics of this offer are as follows:

JOB TITLE:	Executive Vice President Sales, Move, Inc.

START DATE:	April 15, 2013

SUPERVISOR:	Steven H. Berkowitz

ANNUAL SALARY:	$300,000

BONUS:	Performance bonus of up to 100% of your annual salary at target (see below)

STOCK OPTIONS:	70,000 stock options (see below)

RESTRICTED STOCK UNITS:	90,000 units (see below)

LOCATION:	The Company’s offices in San Jose, California.

EMPLOYMENT STATUS:	Exempt, Regular-Full Time Employee

On your start date you will be granted 70,000 stock options in the Company which will constitute incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to the maximum extent permitted by law, NASDAQ rules or the applicable stock option plans.  The option exercise price will be set equal to the closing price of the Company’s common stock on your start date, and vesting will take place quarterly from your grant date over a 48 month period.  Your stock options shall be governed by the Company’s stock option plans and agreements under which they are granted except as specifically set forth in the Company’s Executive Retention and Severance Agreement a copy of which is attached hereto (the “Severance Agreement”).  You will become a party to the Severance Agreement effective as of the execution of such Severance Agreement.

Also on your start date, you will be granted 90,000 restricted stock units of the Company’s common stock, one-quarter of such units shall vest on each of the first four anniversaries of your start date subject to your continued employment with the Company. Your stock units shall be governed by the Company’s stock plans and agreements under which they are granted except as specifically set forth in the Severance Agreement.

30700 Russell Ranch Road, Westlake Village, CA 91362 • 805-557-2300 • Fax: 805-557-2688

You will be entitled to participate in the Company’s 2013 and subsequent executive bonus plans, as adopted in the Company’s sole discretion, with the potential to earn up to 100% of your annual base salary if your performance targets are met.  For 2013, the amount of any bonus earned will be prorated based on the portion of the year remaining as of your start date.

Your base salary, equity compensation level and bonus opportunity shall be reviewed on an annual basis by the Compensation Committee of the Company’s Board of Directors and may be increased from time to time, in the discretion of the Compensation Committee of the Board of Directors.

You will be reimbursed for your reasonable expenses incurred on behalf of the Company in accordance with the Move, Inc. Travel & Entertainment Policy, as applicable to senior executives, including air travel and other transportation expenses, hotel accommodations, and telecommunications expenses.  All reimbursements of expenses shall be made promptly in accordance with the Move, Inc. Travel & Reimbursement Policy, provided, however, that (i) any payments or reimbursements provided in any one calendar year shall not affect the amount of payments or reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (iii) such rights shall not be subject to liquidation or exchange for another benefit.

You will not accrue or accumulate paid time off under the vacation, floating holiday and/or paid sick leave policies set forth in the Move Inc. Employee Handbook or any other documentation with the Company.  Rather, you will be permitted to take paid time off for vacation and personal matters, subject to business needs of the Company, with the approval of the Chief Executive Officer.  The primary limitations on permitting the taking of vacation or time off for personal matters will be those dictated by your job responsibilities.  Accordingly, there will be no prescribed limits on the amount of vacation or personal time, if any, that you may request or be permitted to take in a given year notwithstanding any reference thereto in any other documentation with the Company.

In addition, paid time off for occasional, short illnesses will be permitted on an as-needed basis, subject to medical verification if requested by the Chief Executive Officer.  If you qualify for and are granted a leave of absence under Move Inc.’s Disability Leave of Absence or Family and Medical Leave of Absence policies, you will be paid for up to a maximum of ninety (90) days of any such leave taken in any twelve (12) month rolling period, less any income received from any income replacement benefits or insurance provided pursuant to any applicable law or Company-sponsored insurance or benefit program.

Please note that this offer is contingent upon demonstration of your legal right to work in the United States.  On your first day of work, new hire documents will be completed to assure that there is no delay in the processing of your paycheck. In accordance with federal law, you will be required to provide documentation to Human Resources within seventy-two (72) hours of your commencement of employment verifying your employment eligibility.  Additionally, you will be required to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement and Code of Conduct Policy.

As a regular, full-time employee, you will also be eligible for group health, disability and life insurance, and other fringe benefits, that are made available by the Company to other similarly situated employees pursuant to the terms and conditions set forth in the applicable benefit plans and policies.  Further details are available in your new hire materials.

This letter is not intended to be an employment contract and, unless expressly agreed otherwise in writing signed by the Chief Executive Officer of the Company and you, your employment is at-will.  This means that you have the right to resign at any time with or without cause, with or without notice.  Likewise, Move, Inc. retains the right to terminate your employment at any time with or without notice, with or without cause.

We are very pleased to extend this offer to you.  I join the rest of the Move, Inc. team in looking forward to working with you, and know that our success will be even greater with you aboard.

Please indicate your acceptance of this offer by faxing this signed offer letter to our General Counsel, Jim Caulfield at (805) 557-2689.  In addition, please bring the original signed offer letter with you on your first day of work.

Sincerely,

/s/ Steven H. Berkowitz
Steven H. Berkowitz
Chief Executive Officer
Move, Inc.

I have read and understand the terms of this offer and consent to all of the terms and provisions contained herein.

/s/ Raymond A. Picard	Date	March 7, 2013
Raymond A. Picard